Exhibit 99.1

LaBranche & Co Inc.
Jeffrey A. McCutcheon
Senior Vice President & Chief Financial Officer
(212) 425-1144

FOR IMMEDIATE RELEASE

Financial Dynamics
Investors:  Michael Polyviou / Theresa Kelleher
(212) 850-5600

LABRANCHE & CO INC. PROVIDES ANTICIPATED SECOND QUARTER 2006 RESULTS

NEW YORK, New York, July 6, 2006 — LaBranche & Co Inc. (NYSE: LAB) announced today that, based on current information, it anticipates reporting a net loss in the second fiscal quarter of 2006 of approximately $23 million. Included in this estimate is an operating loss of approximately $5 million, or $.08 per diluted share, and a non-cash loss of approximately $17 million in connection with the decline of the estimated fair value of the restricted shares of NYSE Group Inc., or “NYX,” common stock held by the Company.

The estimated operating loss is primarily attributable to a decline in principal trading revenue in the Company’s specialist and market-making business to approximately $20 million dollars in the second quarter of 2006, from principal trading revenue of $47 million in the second quarter of 2005. These lower principal trading results were due to adverse market conditions in May and June 2006. The Company reported that its estimated operating loss includes an after-tax reduction of its discretionary and incentive bonus estimate by approximately $5 million, or $.08 per diluted share, to reflect the Company’s performance during the period.

These figures are preliminary estimates.

Conference Call

LaBranche will hold a conference call today at 5:00 p.m. (Eastern) to discuss these estimated second quarter results. The conference call will be available live over the Internet at the investor relations section of LaBranche’s website at www.labranche.com. To listen to the conference call, please dial 973-935-8511. A replay of the call can be accessed approximately one hour after the completion of the call, until 11:59 p.m. (Eastern) on July 13th. The phone number to access the recording is 877-519-4471, and the passcode is 7600205.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 640 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 107 of which are in the S&P 500 Index. In addition, LaBranche is a specialist and market-maker in U.S.-listed ETFs and is a specialist in over 600 classes of equity and index options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the

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industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

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